Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation into the S-1 Registration Statement of Location Based Technologies, Inc. of our report dated December 13, 2010, on our audits of the financial statements of Location Based Technologies, Inc. for the years ended August 31, 2010 and 2009.

Denver, Colorado October 4, 2011
/s/ Comiskey & Company
PROFESSIONAL CORPORATION